                                                                   EXHIBIT 10.25

                             REINSURANCE AGREEMENT

This Agreement is made as of September 29, 1997, between FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY, 440 Lincoln Street, Worcester, MA 01653, a stock life insurance corporation organized under the laws of the Commonwealth of Massachusetts (the "Company"), and METROPOLITAN LIFE INSURANCE COMPANY, One Madison Avenue, New York, NY 10010, a mutual life insurance company organized under the laws of the State of New York (the "Reinsurer").

The background of this Agreement is that the Company previously provided certain individual disability income policies that it no longer underwrites and wishes to cede as indemnity reinsurance those that are still in force with a view toward a later assumption reinsurance cession and the Reinsurer, which currently provides similar policies on a direct basis, wishes to assume as indemnity reinsurance such in-force policies from the Company with a view toward their future assumption reinsurance. The Company and the Reinsurer are concurrently entering into an Administrative Services Agreement dated as of the date hereof relating to the administration of such individual disability income policies.

In consideration of the promises set forth in this Agreement, the parties agree as follows:



                         ARTICLE I. DEFINITION OF TERMS

1.01 GENERAL. The following capitalized words and terms, when used in this Agreement, shall have the following meanings, unless the context clearly indicates otherwise:

  (a) AGREEMENT.  This Reinsurance Agreement and all schedules attached thereto.

  (b) EFFECTIVE DATE. The Effective Date shall be October 1, 1997, unless the parties mutually agree in writing to a different date.

  (c) PRODUCERS. The agents, general agents, brokers, representatives or sub-agents of any such persons under contract with the Company and entitled to receive compensation from the Company for the solicitation, sale, marketing or production of any of the Reinsured Policies.

  (d) REINSURED POLICY/POLICIES. Those policies issued by the Company in the United States or Puerto Rico that contain the policy form numbers and/or plan codes set forth on Schedule A of this Agreement that as of the Effective Date are in force or not more than 60 days in arrears, including any related conversion or reinstated policies (or policies reissued pursuant to the exercise of any additional insurance benefit) that may be issued by the Company on or after the Effective Date either (1) in accordance with policy terms and conditions or (2) as may be specially accepted by the Reinsurer in accordance with Article 10.20. The term "Reinsured Policies" shall not include any policies excluded pursuant to
      Article 2.04.

      On or before the Effective Date, the Company shall provide the Reinsurer with a report setting forth, with respect to the Reinsured Policies, each policy number, insured's name and address, policy form, face amount, ancillary benefits, and any considerations for the policy.

  (e) STATUTORY RESERVES. All of the reserves and liabilities the Company maintains for Reinsured Policies as of the Effective Date on its financial statements filed with the Massachusetts Division of Insurance, calculated in accordance with generally accepted actuarial principles and practices and statutory accounting principles and practices consistently applied on the basis used in the Company's 1996 Annual Statement (or as otherwise agreed to in this Agreement), including but not limited to:

           1) the total aggregate reserves and liabilities as shown on Exhibit 1, Part 2, relating to dividends; Exhibit 5, line 12, relating to claims settlement expenses; Exhibit 9 relating to policy reserves (including additional insurance benefits) and claim reserves; Exhibit 11, Part I, line 4(d) relating to liabilities for benefits as shown on Schedule B;

      2) advance premium reserves; and

      3) deposit funds and other liabilities without life contingencies, less premiums due up to 60 days in arrears.

      In no event shall Statutory Reserves include any amount attributable to a future year for any non-guaranteed increase in benefits under the Reinsured Policies.

  (f) CLOSING DATE. The Closing Date shall be the Effective Date, unless the parties mutually agree in writing to a different date.


                       ARTICLE II.  BASIS OF REINSURANCE

2.01 TYPE OF REINSURANCE.  This reinsurance is 100% indemnity coinsurance.

2.02 REINSURED POLICIES. The Company cedes and the Reinsurer accepts as indemnity reinsurance, in accordance with the terms and conditions hereof, all of the underlying risks, including any investment risk, of the Reinsured Policies.

2.03 PARTIES TO THE AGREEMENT. This Agreement is solely between the Company and the Reinsurer. Performance of the obligations of each party under this Agreement shall be rendered solely to the other party. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the Reinsurer and the insured, owner, beneficiary or any other party under any Reinsured Policies and the Company shall be and remain solely liable to the insured, owner, beneficiary or any other party under such policies.

2.04 EXCLUSIONS. The Reinsurer shall not accept any liability for or reinsure any policy that is the subject of pending or threatened litigation against the Company as of the

Effective Date; such policies (each an "Excluded Policy" and collectively the "Excluded Policies") shall be listed on Schedule C, with a description of the pending or threatened litigation. For purposes of this provision, a policy is the subject of threatened litigation if, as of the Effective Date, the Company is on notice that a dispute exists with regard to a claim under the policy, and within the prior six months the Company was contacted by an attorney representing the insured with respect to such dispute. With respect to a policy excluded hereunder because it is the subject of pending or threatened litigation, upon resolution of the pending or threatened litigation, if the policy remains in force it shall automatically as of that time become a Reinsured Policy hereunder. Threatened litigation with respect to a policy will be considered to be resolved if litigation is not commenced with respect to the dispute within twelve months after the Effective Date, or if the Company and the Reinsurer agree at an earlier time that there is no longer a reasonable likelihood of litigation ensuing with respect to such dispute. At the time that any Excluded Policy becomes a Reinsured Policy hereunder, the statutory reserve attributable to such policy shall be promptly transferred to the Reinsurer.

In addition to the foregoing, any policy with respect to which the Company is contacted by an attorney representing the insured within ninety days after the Effective Date disputing an action taken or determination made with respect to such policy prior to the Effective Date shall be treated in accordance with the preceding paragraph as a policy which was the subject of threatened litigation as of the Effective Date. In accordance with Article 4.03(a) of this Agreement, Schedule C will be revised to reflect any such policies and the considerations with respect to such policies shall be promptly returned.


                         ARTICLE III.  DURATION OF RISK

3.01 DURATION. Except as may herein be specified, this Agreement will continue in effect unless and until there are no longer any Reinsured Policies in effect (including reinstatements and policies which subsequently become Reinsured Policies pursuant to Article 2.04) and all claim liabilities thereunder have been discharged.

3.02 REINSURER'S LIABILITY. The liability of the Reinsurer, with respect to any Reinsured Policy, will begin simultaneously with that of the Company, but not prior to the Effective Date.

The Reinsurer's liability with respect to an Excluded Policy will begin on the date such policy becomes a Reinsured Policy pursuant to the terms of Article
2.04. The Reinsurer's liability with respect to any Reinsured Policy will end on the date that such Reinsured Policy is terminated (unless reinstated in accordance with the policy terms and conditions or specially accepted pursuant to Article 10.20); provided, however, that the Reinsurer's liability to the Company will continue until all claim liabilities under such Reinsured Policy have been discharged. A Reinsured Policy that becomes covered under an assumption reinsurance agreement between the parties will be deemed for purposes of this Agreement to terminate (without regard to any subsequent reinstatement) as of the effective date of its assumption.

3.03 RECAPTURE BY THE COMPANY. Reinsured Policies are not eligible for recapture by the Company; provided, however, that the Company shall have the option to recapture in the event of the insolvency of the Reinsurer. Upon recapture, the Reinsurer will return to the Company assets to support the recaptured Statutory Reserves, subject to a recapture fee based on the Ceding Commission, subject to True-Up Adjustments, reduced evenly over a period of ten years.

In the event of the disallowance of Annual Statement credit for this reinsurance by the Massachusetts Division of Insurance, the parties will negotiate in good faith to reform the Agreement to carry out its original purposes. If the parties are unable to agree on a reformed contract, the Company will be allowed to recapture subject to the provisions of the previous paragraph.



                    ARTICLE IV.  PREMIUMS AND CONSIDERATIONS


4.01  REINSURANCE PREMIUMS.

  (a) INITIAL REINSURANCE PREMIUM. The Initial Reinsurance Premium is an amount equal to the Statutory Reserves (net of any receivables arising on risks prior to the Effective Date). The Company's best estimation of the Initial Reinsurance Premium is set forth on Schedule A.

  (b) REMITTANCE OF INITIAL REINSURANCE PREMIUM. On the Closing Date, the Company shall remit to the Reinsurer by wire transfer of federal funds an amount equal to the Initial Reinsurance Premium less the amount designated as Funds Withheld pursuant to Article 4.01(c). The Reinsurer will provide wire transfer instructions and bank routing numbers to the Company for this payment at least 24 hours prior to the Closing Date.

  (c) FUNDS WITHHELD. The Funds Withheld shall equal, with respect to the Reinsured Policies, 10% of the net earned premium (as used in the Life and Accident and Health Annual Statement Schedule H) during the twelve month period immediately prior to the Effective Date plus 20% of the full tabular reserves for Pending Claims on the Effective Date as calculated in Schedule B.

  (d) ADDITIONAL REINSURANCE PREMIUMS. In addition to the Initial Reinsurance Premium the Reinsurer will be entitled, as additional Reinsurance Premiums, to an amount equal to all premiums received on any Reinsured Policy on or after the date upon which such policy becomes a Reinsured Policy.

4.02  RETURN OF PREMIUMS AND CONSIDERATIONS PAYABLE BY THE REINSURER

  (a) CEDING COMMISSION. The Reinsurer will pay to the Company a Ceding Commission (the "Ceding Commission") of negative $18,000 subject to the following adjustment: The amount will be increased (decreased) by $1,500 for each five basis point increase (decrease) in the yield of the U.S. Treasury Note maturing on October 1, 2006 over (below) 6.74 (the yield in effect shortly before the parties' April 9, 1997 letter of intent with respect to the Agreement) on the Closing Date. (By way of illustration only, if on the Closing Date the aforementioned yield is five basis points above 6.74, the Ceding Commission will be negative $16,500. If on the Closing Date the aforementioned yield is five basis points below 6.74, the Ceding Commission will be negative $19,500.) Changes of less than five basis points will be calculated proportionately. The Ceding Commission will be paid by wire transfer simultaneously with the Company's payment of the Initial Reinsurance Premium.

  (b) REIMBURSEMENT FOR AGENT COMMISSIONS. The Reinsurer will pay to the Company an amount equal to any commissions, overriding commissions, and service fees that the Company shall pay to Producers in accordance with the terms of Producer Compensation Agreements, as currently in force on the Effective Date, on all premiums due and payable on Reinsured Policies on and after the Effective Date. Only those items that would be properly reported in the Life and Accident and Health Annual Statement Exhibit 1 will be eligible for reimbursement under this provision.

  (c) REIMBURSEMENT FOR OTHER AGENT COMPENSATION. The Reinsurer will pay to the Company an amount equal to 11% of the amount payable by the Reinsurer pursuant to Article 4.02(b), to compensate the Company for other agent compensation (e.g., employer's share of FICA, pension contributions, and expense reimbursement allowances) associated with the Reinsured Policies.

  (d) TAXES AND ASSESSMENTS. The Company is liable for all premium taxes, statutory pool and association assessments and state guaranty fund assessments on Reinsured Policy premiums. The Reinsurer will reimburse the Company for such taxes and assessments that are levied or assessed on premiums written on the Reinsured Policies on or after the Effective Date and the Company will refund to the Reinsurer any refunds or distributions on any reimbursed taxes or assessments.

4.03  TRUE-UP AND RETROSPECTIVE EXPERIENCE CREDIT

  (a) TRUE-UP. Ninety days following the Effective Date or such earlier date as the parties shall agree, there will be a true-up of the initial Statutory Reserves as of the Effective Date to correct any errors or omissions discovered since the Effective Date.

  (b) RETROSPECTIVE EXPERIENCE CREDIT. Within sixty days after the one year anniversary of the Effective Date (the "Anniversary Date") or such other date as the parties shall agree, the Reinsurer will determine the amount of any Retrospective Experience Credit to which the Company is entitled. Said credit will be based on the actual experience, from the Effective Date through the Anniversary Date, of reported claims which have not been adjudicated ("Pending Claims") and Incurred but not Reported Claims ("IBNR
      Claims").   IBNR Claims shall include all claims for which a specific
      claim reserve was not held on the Effective Date. (This shall include claims which were closed or declined on the Effective Date as well as claims that had not yet been reported.) The Company shall be entitled to said credit to the extent that the reserves as of the Effective Date for Pending Claims and IBNR Claims exceed the Experience Adjusted Reserve with respect to such claims, as determined in accordance with generally accepted actuarial principles and practices and as described in Article 4.04.

4.04  EXPERIENCE ADJUSTED RESERVE CALCULATION.   This provision shall describe
the method used to determine, in accordance with Article 4.03(b), the amount of the Experience Adjusted Reserve with respect to the set of claims described therein. The following assumptions shall be made: The experience period will be one year after the initial determination of the reserve, the tabular interest rate will be 7% compounded annually, and the weighted average payment date will be equivalent to a single payment half-way through the experience period. For the claims that are subject to this calculation, the Experience Adjusted Reserve shall be the sum of:

      1) The total payments made on these claims multiplied by .96674; and

      2) The ending claim reserves for these claims multiplied by .93458.

For purposes of the foregoing calculation, the tabular reserve factors will be determined as described in Schedule B. Adjustments to these factors for Pending status will be based on Company experience after the Effective Date.
Adjustments for statuses other than Pending and Open (i.e., in payment) will be the same as the Reinsurer uses for its own Exhibit 9 Reserves and Exhibit 11 Liabilities, both direct and reinsurance assumed.

4.05 RETROSPECTIVE EXPERIENCE CREDIT DETERMINATION; PROCEDURE AND PAYMENT. Upon receipt by the Company from the Reinsurer of the Reinsurer's determination as described in Article 4.03(b), the Company will then have thirty days to review said determination and to request any information it may reasonably require from the Reinsurer to assist the Company in its review; the Reinsurer shall promptly and at the Reinsurer's expense provide the Company with any such information, including, without limitation, work papers and actuarial assumptions, methodology and memoranda.

Within thirty days of the Company's receipt of said determination (or if later, within thirty days of the Company's receipt of the information described above), the Company shall communicate to the Reinsurer either its agreement or disagreement with the determination. If the Company agrees with the Reinsurer's determination regarding the amount of the Retrospective Experience Credit, if any, that amount shall be credited against the Funds Withheld, and the balance of the Funds Withheld, if any, shall immediately be paid by the Company to the Reinsurer, along with interest calculated in accordance with Article 5.01. (Should the Retrospective Experience Credit exceed the Funds Withheld, the excess, along with interest calculated in accordance with Article 5.01, shall immediately be paid by the Reinsurer to the Company.) If the Company disagrees with the Reinsurer's determination, the Company and the Reinsurer will attempt to resolve the dispute by negotiation. If despite the reasonable efforts of the Company and the Reinsurer they cannot resolve the dispute within sixty days after the Company communicated to the Reinsurer its disagreement with the Reinsurer's determination, the dispute will be resolved in accordance with
Article VIII.

In the event that the Reinsurer does not timely make and communicate to the Company the determination required by Article 4.03(b), the Company may make such determination; the Reinsurer shall in this case promptly provide at its expense any information the Company may reasonably require to perform such determination. The Reinsurer will then have thirty days from receipt of the Company's calculations to communicate its agreement or

                                                                   Exhibit 10.25

disagreement, with application of the Retrospective Experience Credit, and resolution of any disagreement with respect thereto, to be handled in accordance with the preceding paragraph.


                    ARTICLE V.  ACCOUNTING AND SETTLEMENTS

5.01  INTEREST ADJUSTMENT.   Interest will be paid on any adjustments that may
be required in the administration of this agreement at an annual rate of 7%, without compounding, from the date of the adjusted obligation to the date of the adjustment. This adjustment will not apply to payments made within thirty days after they become due except for those payments that are effective as of the Effective Date.

5.02 REINSURANCE SETTLEMENTS. All reinsurance settlements will be effected through offsetting balances, electronic funds transfers or as the parties may otherwise agree in writing in order to carry out the purposes of this Agreement. Settlements will be made quarterly or more frequently.

5.03 OFFSET OF PAYMENTS. All monies due either the Company or the Reinsurer under this Agreement shall be offset against each other, dollar for dollar, regardless of any insolvency of either party.


                        ARTICLE VI.  PAYMENT OF BENEFITS

6.01 ADMINISTRATION. The Company is responsible for the investigation, settlement and payment of claims under the Reinsured Policies.

6.02 POLICY RESERVES AND LIABILITIES. The reports of claims experience and the financial and reserve information provided by the Company to the Reinsurer in connection with the Reinsured Policies, to the best of the Company's knowledge, information and belief, will fairly present Reinsured Policy claims experience, liabilities, reserves and other material information. The Company's Statutory Reserves will comply with applicable state requirements on and after the Effective Date.


                  ARTICLE VII.  EXTRA-CONTRACTUAL OBLIGATIONS

7.01 EXTRA-CONTRACTUAL DAMAGES. The Reinsurer assumes no liability under this Agreement for any damages, fines, penalties, costs or expenses, or portion thereof, assessed against the Company by any court or regulatory body on the basis of negligence, oppression, malice, fraud, fault, wrongdoing or bad faith by the Company in connection with any claim or for any other act or omission, unless the Reinsurer shall have received prior notice of and shall have concurred prior to the actions taken or not taken by the Company that led to the assessment, in which case the Reinsurer shall pay its share of such assessment. The Reinsurer's share of such assessment will be the proportional amount determined by the ratio of reinsurance held by the Reinsurer to the total limit of liability of the Reinsured Policy or Policies under which the claim or claims occurred which gave rise to the assessment. The Reinsurer shall be deemed to have notice of and have concurred in any actions or inactions that it may take as third party administrator with respect to the Reinsured Policies.


                           ARTICLE VIII.  ARBITRATION

8.01 ARBITRATION. All disputes and differences between the parties will be decided by arbitration, regardless of the insolvency of either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from an arbitration proceeding by applicable state law.

8.02 DEMAND. Either party may initiate arbitration by providing written notification to the other party. Such written notice shall set forth: (1) a brief statement of the issue(s); (2) the failure of the parties to reach agreement; and (3) the date of the demand for arbitration.

8.03 ARBITRATION PANEL. The arbitration panel shall consist of three arbitrators. The arbitrators must be impartial and must be or must have been officers of life insurance companies other than the parties or their affiliates.

8.04 SELECTION. Each party shall select an arbitrator within thirty days from the date of the demand. If either party shall refuse or fail to appoint an arbitrator within the time allowed, the party that has appointed an arbitrator may notify the other party that, if it has not appointed its arbitrator within the following ten days, the arbitrator will appoint an arbitrator on its behalf. The two arbitrators shall select the third arbitrator within thirty days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the third arbitrator within the time allowed, either party may ask ARIAS.US to appoint the third arbitrator. However, if ARIAS.US is unable to appoint an arbitrator who is impartial and who is or was an officer of a life insurance company other than the parties or their affiliates, then each of the other two arbitrators shall submit to the other a list of three candidates, after which each arbitrator shall select one name from the list submitted by the other and the third arbitrator shall be selected from the two names chosen by drawing lots.

8.05 INTERPRETATION. The arbitration panel shall interpret this Agreement as an honorable engagement rather than merely as a legal obligation and shall consider practical business and equitable principles as well as industry custom and practice regarding the applicable insurance and reinsurance business. The arbitration panel is released from judicial formalities and shall not be bound by strict rules of procedure and evidence.

8.06 PROCEDURES. The arbitration panel shall determine all arbitration schedules and procedural rules. Organizational and other meetings will be held in New York, NY, unless the panel shall select another location. The arbitration panel shall decide all matters by majority vote.

8.07 FINALITY AND ENFORCEMENT. The decisions of the arbitration panel shall be final and binding on both parties. The arbitration panel may, at its discretion, award costs and expenses as they deem appropriate, including but not limited to attorneys fees and interest. Judgment may be entered upon the final decision of the arbitration panel in any court of competent jurisdiction. The arbitration panel may not award any exemplary or punitive damages.

8.08 EXPENSES. The parties will bear the expenses of the arbitration equally unless the arbitration panel shall decide otherwise.


                            ARTICLE IX.  INSOLVENCY

9.01 PAYMENTS OF BENEFITS UNDER AN INSOLVENCY. In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or its liquidator, receiver or statutory successor on the basis of the liability of the Company under the contract or contracts reinsured without diminution because of the insolvency of the Company.

9.02 NOTICE TO REINSURER. The liquidator, receiver or statutory successor of the Company shall give the Reinsurer written notice of the pendency of a claim for a benefit against the Company on any Reinsured Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the Company's name (or in the name of the liquidator, receiver or statutory successor) in the proceeding in which such claim is to be adjudicated any defense or defenses that the Reinsurer may deem available to the Company or its liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as a part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

9.03 INTENT. Nothing in this Article shall in any way change the relationship or status of the parties or enlarge the obligations of either party to each other, except as specifically herein provided, nor, except as herein specifically provided, shall anything in this Article in any manner create any obligations or establish any right against the Reinsurer in favor of any third parties or any other persons not parties to this Agreement. Any dispute as to any of the liabilities or the operation of any provision contained herein, not specifically reserved by this Article or applicable state law, shall be subject to the arbitration provisions set forth in Article VIII.


                         ARTICLE X.  GENERAL PROVISIONS

10.01 REGULATORY APPROVALS. This Agreement shall not take effect until all required regulatory approvals have been obtained.

10.02 CONFIDENTIALITY.   Each party shall maintain the confidentiality of all
information that is provided to it by the other party in connection with this Agreement and shall not further disclose or make other use of such information without prior written consent, except as may be required by law; provided, however, that this provision shall not apply to information that is or otherwise becomes available to the public or that was previously available on a non-confidential basis.

10.03 MISUNDERSTANDINGS AND OVERSIGHTS. If the Company should inadvertently fail to cede reinsurance that otherwise would have been ceded in accordance with the provisions of this Agreement or if either the Company or the Reinsurer should fail to pay amounts due or to perform any other act required by the Agreement as a result of a misunderstanding or oversight, the Company and the Reinsurer shall adjust the situation to what it would have been had the inadvertent failure, misunderstanding or oversight not occurred, provided that the inadvertent failure, misunderstanding or oversight is rectified promptly after discovery.

10.04 REINSTATEMENTS. If a Reinsured Policy that was reduced, terminated or lapsed is reinstated after the Effective Date, the reinsurance for such policy will be reinstated automatically to the amount that would have been in force if the policy had not been reduced, terminated or lapsed. If a Reinsured policy converts to another policy or has additional insurance benefits exercised after the Effective Date, the reinsurance for such policy will automatically be changed to the amount that would have been in force for the new policy. Automatic reinsurance of reinstatements, conversions and exercises of additional insurance benefits is subject to fulfillment of all requirements necessary to procure reinstatement or conversion of the Reinsured Policy or to exercise the additional insurance benefit of such Reinsured Policy under its terms.

10.05 OTHER REINSURANCE. The Company hereby assigns the reinsurance agreements in effect with regard to the Reinsured Policies, as described in Schedule D. The Reinsurer hereby accepts such assignment. (To the extent that consent of a reinsurer is required in order to perfect such assignment, the Company shall use its best efforts to promptly obtain such consent.) The assignment will take effect on the Effective Date. The assignment does not apply with respect to any policy that is not a Reinsured Policy hereunder.

10.06 DIVIDENDS. As of the Effective Date the Reinsurer shall, with respect to the Reinsured Policies, assume the Company's obligations under the "New York Undertaking", a copy of which is attached to this Agreement as Exhibit 1.

10.07 POLICY CHANGES. The Company shall not make any material changes in the provisions and conditions of the Reinsured Policies after the Effective Date, other than as may be legally mandated, without the express written consent of the Reinsurer, which consent shall not be unreasonably withheld. Upon receipt of such consent or mandated change, there shall be a corresponding change in the related reinsurance and appropriate cash adjustments shall be made consistent with the Company's changes. In the event that the Company makes any change in Reinsured Policies that is not accepted by the Reinsurer, the Company will bear for its own account any additional cost or expense of such change so that the change will not adversely affect the Reinsurer.

10.08 AUDIT. The Company or the Reinsurer and their employees and authorized representatives, respectively, may audit, inspect and examine, during regular business hours, at the usual business office of the other party, provided that reasonable advance notice has been given, any and all books, records, statements, correspondence, reports, trust accounts and their related documents or other documents that relate to the Reinsured Policies. The audited party agrees to provide a reasonable work space for such audit, inspection or examination, to cooperate fully and to disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators or examiners. Each party will bear its own audit expenses. All such information, including audit reports and analyses, will be kept confidential in accordance with Article 10.02.

10.09 INTEGRATION. This Agreement, including the Schedules attached hereto, supersedes all prior discussions and agreements and constitutes the sole and entire agreement between the parties with respect to the business being reinsured and there are no understandings between the parties other than as expressed in the Agreement with respect to the business being reinsured. However, nothing in the foregoing is intended to affect the validity or enforceability of any Confidentiality Agreements the parties have entered or may enter into with respect to the business being reinsured (including, without limitation, the Confidentiality Agreement dated November 25, 1996), and the parties recognize that various issues regarding administration of said business are to be governed by a separate Administrative Services Agreement or Agreements between the parties, which shall likewise be valid and enforceable.

10.10 LAW AND VENUE. While the parties anticipate that any disputes under this Agreement will be resolved via arbitration pursuant to Article VIII, to the extent a question should arise as to the laws of which state govern this Agreement, said state shall be the State of New York without regard to New York choice of law rules.

10.11 NON-WAIVER. No waiver by either party of any default by the other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof. The failure of either party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent.

10.12 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

10.13 SEVERABILITY. In the event that any provision or term of this Agreement shall be held by any court to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties, and the parties will attempt in good faith to renegotiate the Agreement to carry out its original intent.

10.14 AMENDMENTS. Any change or modification to the Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.

10.15 SCHEDULES AND PARAGRAPH HEADINGS. Schedules attached hereto are made a part of this Agreement. Paragraph headings are provided for reference purposes only and are not made a part of this Agreement.

10.16 SURVIVAL. All of the provisions of this Agreement shall, to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties' rights thereunder, survive its termination.

10.17 NOTICES. All notices and other communications by one party under this Agreement must be in writing and will be deemed effective upon delivery to the other party at the address designated in Schedule E. Either party may upon notice to the other change its designee to receive future notices.

10.18 FULL POWER AND AUTHORITY. Each party represents that it has full power and authority to enter into and to perform this Agreement and that the person signing this Agreement on its behalf has been properly authorized and empowered to do so. Each party further acknowledges that it has read this Agreement, understands it and agrees to be bound by it. The Reinsurer also represents that it is licensed to sell disability insurance in all fifty states and the District of Columbia, and in Puerto Rico.

10.19 REPLACEMENT. Neither the Company nor the Reinsurer will initiate any general offer of conversion or replacement under which it would offer to policyholders whose policies are Reinsured Policies any inducement to surrender their policies or offer them replacement policies without the written approval of the other party.

10.20 SPECIAL ACCEPTANCES. Policies not within the terms of this Agreement may be submitted to the Reinsurer for special acceptance and, if accepted by the Reinsurer, shall be subject to all of the terms of this Agreement, except as modified by the special acceptance.

10.21 COMPANY DATA. The Company acknowledges that, at the request of the Reinsurer, it has provided certain data related to the Reinsured Policies for its review prior to entry into this Agreement and hereby affirms that all factual information so provided was, to the best of the Company's knowledge and belief, complete and accurate, as of the date provided, in all material respects. The Reinsurer will not use, without the express prior consent of the Company, the records of policyholders and claimants under the Policies to solicit the sale of insurance or any other products or services; provided, however, that this provision shall not otherwise preclude such solicitations by the Reinsurer in the ordinary course of business. In no event, however, will the Reinsurer provide its agents with records of policyholders and claimants under the Reinsured Policies nor with a customer list with respect thereto, without the prior written consent of the Company.

10.22 SETTLEMENT OF CLAIMS. Claim settlements made by the Company in good faith, including compromises, shall be unconditionally binding upon the Reinsurer.

10.23 INTERMEDIARIES. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company and the Reinsurer directly and without the intervention of any person in such manner as to give rise to any valid claim by any other person for a finder's fee, brokerage commission or similar payment, provided, however, that the Reinsurer acknowledges a contractual finder's fee obligation with respect to this Agreement as to which the Reinsurer shall indemnify and hold the Company harmless. Each party will bear the costs of its professional advisors, if any, involved in the negotiation and implementation of this Agreement.

10.24 CONTINUITY. The Company will continue to administer the Reinsured Policies in the ordinary course of business and will neither change any method of doing business, accounting or operation nor enter into any transaction that has a material adverse effect on the Reinsurer after the date hereof, except with the prior written consent of the Reinsurer, which consent will not be unreasonably withheld.

10.25 ASSUMPTION REINSURANCE. The Company and the Reinsurer agree to negotiate in good faith an assumption reinsurance agreement with respect to the Reinsured Policies. Any Reinsured Policies that do not become covered under said assumption reinsurance agreement will continue to be reinsured under this Agreement subject to the terms and conditions thereof.

10.26 CONSTRUCTION AND REPRESENTATION BY COUNSEL. The parties hereto represent that in the negotiation and drafting of this Agreement they have been represented by and relied upon the advice of counsel of their choice. The parties affirm that their counsel have had a substantial role in the drafting and negotiation of this Agreement and, therefore, the rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Schedule attached hereto.

                           ARTICLE XI. TAX ELECTION

11.01 TAX ELECTION. The parties will make a joint election, in accordance with Treas. Reg. Section 1.848-2(g)(8) (the "Regulation"), issued December 28, 1992, under Section 848 of the Internal Revenue Code (the "Code") and:

   (a) the party with the net positive consideration under this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code;

   (b) the election will take effect on the Effective Date for the taxable year ending December 31, 1997, and will remain in effect for all subsequent years that this Agreement remains in effect; and

   (c) each party shall attach a schedule to its federal income tax return for its first taxable year ending after the election becomes effective that identifies the agreements (including this Agreement) for which joint elections have been made under the Regulation.

11.02  ADMINISTRATION. Pursuant to this joint election:

   (a) the parties will exchange information pertaining to the amount of net consideration under this Agreement to assure consistency or as may otherwise be required by the Internal Revenue Service;

   (b) the Company will submit its calculation of the "net consideration" as defined under the above referenced regulation to the Reinsurer not later than May 1 for each and every tax year for which this Agreement is in effect;

   (c) the Reinsurer may challenge such calculation within ten working days of receipt of the Company's calculation; and

   (d) the parties will act in good faith to reach agreement as to the correct amount of net consideration whenever there is disagreement as to the amount of net consideration as determined under Treas. Reg.
          Section 1.848-2(f).

11.03 REPRESENTATIONS. The Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under Subchapter L of Chapter 1 of the Code.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of the date first above written.





METROPOLITAN LIFE INSURANCE COMPANY


By:


Title:




FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY


By:

Title:

                       ADMINISTRATIVE SERVICES AGREEMENT

This Agreement is by and between, on the one hand, Metropolitan Life Insurance Company (the "Administrator"), a mutual life insurance company organized and existing under the laws of the State of New York, with a principal place of business at One Madison Avenue, New York, NY 10010 and, on the other hand, Allmerica Financial Life Insurance and Annuity Company, a stock life insurance company organized and existing under the laws of the State of Delaware, and First Allmerica Financial Life Insurance Company, a stock life insurance company organized and existing under the laws of the Commonwealth of Massachusetts (together or separately as their interests may appear, the "Company"), each with a principal place of business at 440 Lincoln Street, Worcester, MA 01653.

The background of this Agreement is that the parties have entered into indemnity reinsurance agreements (the "Reinsurance Agreements") with respect to the Company's liabilities under certain closed blocks of Disability Income policies (the "Policies"), as described in Schedule 1.01 and wish to consolidate administrative services for this business in order to achieve economies and efficiencies of operation and to identify the services to be rendered to the Company by the Administrator with respect to the Policies.

In consideration of the mutual promises set forth herein, the parties hereto agree as follows:


                                   ARTICLE 1

                                   SERVICES

1.01 In General. During the term of this Agreement, the Administrator is authorized and agrees to provide the Company, at the Administrator's expense, all services or duties necessary, customary, or advisable relating to the Policies, including, without limitation, the underwriting, issue, servicing, claims, computer system and other administrative services more fully described in detail in Schedules 2.01(A) and (B) (collectively, the "Policy Services"), subject to the terms and conditions set forth in this Agreement. The parties shall abide by and conform to all state laws, rules and regulations of the various states in which they do business pursuant to this Agreement.

1.02 Phases. The performance of Policy Services shall occur in two phases. Throughout each such phase, the parties agree to discharge their respective obligations as further specified herein. The phases shall consist of:

             (a) The Transition Phase. This phase will consist of the personnel training and installation (including any necessary modifications) by the Administrator of a system necessary for the Administrator to perform Policy Services, system testing, business workflow testing, financial control and compliance testing and Administrator/Company systems interface testing and implementation and delivery of the system. The parties shall each use their best efforts to complete the Transition Phase by the date specified in Article 4.01.

             (b) The Operational Phase. This phase will consist of the Administrator's performance of Policy Services utilizing the accepted system, all Policy Services to be accomplished in accordance with the Service Standards.

1.03 Roles of Parties. The Administrator shall be considered an independent contractor, with full control over its business affairs and operations, having the responsibility for the management of the Policies. The Company will provide oversight in general terms, consistent with the Policyholder's interests and with the directives of regulatory agencies. The Company shall retain the authority to make all final decisions with respect to the administration of the Policies. The failure of the Company affirmatively to exercise such authority shall not constitute a waiver of such authority or an omission for purposes of Article 6 relating to indemnification.


                                   ARTICLE 2

                                  DEFINITIONS

2.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

             (a) "Computer System" shall refer to all computer systems and related materials used by the Administrator to administer the Policies, including the Administrator's proprietary software and third party licensed software comprised of computer programs and supporting documentation, including, but not limited to, source code, object code input and output formats, program listings, narrative descriptions and operating instructions and shall include the tangible media upon which the computer programs and supporting documentation are recorded as well as the deliverable forms and documents.

             (b) "Functional Outline Documents" shall mean the detailed written description of the functions and features being added to the Computer System in support of the Company.

             (c) "Specifications" shall mean Functional Outline Documents, Policyholder Documents, Policy Forms, Schedules, Company screens, Reports and Data Dictionary and the requirements specified in
         Schedule 2.01(A) and B.

             (d) "Service Standards" shall mean the time frames for various Policy Services as described in Schedule 2.01(B).

                                   ARTICLE 3

                              THE TRANSITION PHASE

3.01 Development of Project Plans. As soon as reasonably possible, the Company and the Administrator shall jointly develop:

             (a)   The Functional Outline Documents as described in
         Article 2.01(b). These documents will be the detailed business specifications for all product and service modifications to the Computer System; and

             (b) An implementation plan and schedule which will specify the activities and time frame required for completion of the implementation work as provided for in Articles 3.02 through 3.04 below.

3.02  Computer System Development and Implementation.

             (a) The Company and the Administrator shall jointly develop the Computer System interfaces (if any) between the Company and the Administrator.

             (b) The Administrator will at its expense modify and implement the Computer System as necessary to support the Policy Services, which Computer System, including all improvements thereto, shall be the property of the Administrator.

             (c) The Administrator and the Company shall coordinate as necessary all aspects of their information processing systems so that the Administrator shall have necessary access to the Company's policy and claims systems, and other ancillary systems with respect to the Policies, to fulfill its responsibilities under this Agreement.

3.03  Acceptance Testing.

             (a) The Administrator will develop a fully operational Computer System for pre-production use for acceptance testing as set forth in
         (b) below. The Administrator shall provide the pre-production testing facilities and jointly conduct with the Company the mutually agreed upon tests.

             (b) The Administrator and the Company shall jointly conduct acceptance tests of the Computer System, after they have developed test plans which specify the types of testing to be performed and the schedule. The standard to be used to determine the successful completion for all tests shall be the Computer System's performance of the functions and features described in the Specifications.

3.04 Conversion Testing. Upon the successful completion of acceptance testing, preparations for the transfer of servicing (conversion) of the Policies shall begin. The Administrator shall conduct and the Company shall review conversion tests of the Computer System, after the Administrator has developed and the Company has reviewed test plans which specify the types of testing to be performed. The standards to be used to determine the successful completion for all tests shall be specified in the test plans. Unless the parties agree otherwise, the conversion will occur over a weekend, to avoid disruption to the business.


                                   ARTICLE 4

                             THE OPERATIONAL PHASE

4.01 Commencement of Operational Phase. The parties intend the Operational Phase to commence November 1, 1997, or such other date as may be mutually agreed to in writing by the parties.

4.02 Applicability of Service Standards. The Administrator shall perform the Policy Services within the time frames described in the Service Standards. In those instances where no express Service Standard applies, the Administrator shall use at least the same standard of care it exercises in the performance of its own insurance business, so long as such standard is consistent with prudent administrative practices in the life insurance industry generally and with any applicable legal requirements. During the first twelve months of the Operational Phase, the Administrator shall, within ten business days of the end of each month, provide the Company with a report that documents the extent to which the Administrator has satisfied the Service Standards for the just completed month. The report shall contain the total volume of transactions and the volume within the standard. After twelve months, said reports shall be furnished within ten business days of the end of each calendar quarter, unless the Company notifies the Administrator it has a good faith belief that the Administrator is not satisfying the Service Standards, in which case the Company may require that monthly reporting continue until it can be demonstrated that the Service Standards are being satisfied. In no event, however, shall the Administrator have any further reporting obligation under this paragraph if there are fewer than five thousand Policies in force.

      If the Company reasonably believes at any time that the Policy Services are not being performed within the requirements of the Service Standards, it shall so notify the Administrator, who shall promptly use its best efforts to correct any failure to comply with the Service Standards. At the request of either the Company or the Administrator, each shall make available appropriate personnel of at least a Vice Presidential level to discuss and attempt to promptly resolve any alleged failure to comply with the Service Standards.

4.03 Computer System Operation. Upon the successful completion of data conversion and the implementation of the Computer System, the Administrator's duties required pursuant to this Agreement include, without limitation:

             (a) Operation of the Computer System and processing the Company's business and data in accordance with the Specifications. (In the event that the services and standards provided for in the Specifications are not being performed as specified, the Administrator shall use its best efforts to within thirty days institute corrective action, or sooner if possible);

             (b) Providing all necessary labor to maintain the Computer System in accordance with the Specifications by making routine corrections and by accomplishing ordinary day-to-day changes to the computer programs in the Computer System;

             (c) Storing the Company's data under the Administrator's retention schedule on magnetic tapes and disc packs when in the possession or custody of the Administrator in accordance with the confidentiality and security safeguards specified in this Agreement. In the event a longer retention schedule is desired by the Company, the Administrator shall comply with such requirements, and the Company shall reimburse the Administrator at an agreed upon rate for any additional costs reasonably incurred by the Administrator;

             (d)   Making no modifications to the Computer System

                   (i) that change the interfaces to the Company's computer systems without the Company's express written consent;

                   (ii) that substantially change its functionality with respect to the Policies without the Company's express written consent, which will not be unreasonably withheld; and

                   (iii) without performing appropriate comprehensive testing of the modifications (both positive and negative); and

             (e) Tracking and reporting all errors in accordance with an error correction tracking plan to be established by the Administrator and the Company.

4.04 Personnel. The Administrator shall assign adequate personnel to perform the services required under this Agreement, to include a Project/Account Manager and the staffing levels needed in order to achieve the Service Standards. At least quarterly, appropriate representatives of the Company and the Administrator will discuss with each other the quality of service being provided and issues or problems that may reasonably be perceived to exist with respect to the performance of the Policy Services.

4.05 Records. The Company shall transfer to the Administrator all original files or suitable copies, including but not limited to, correspondence, records or other material related to the Policies. If the application for disability coverage was made in conjunction with another type of coverage provided or administered by the Company, the original of any information submitted or obtained in connection therewith shall be retained by the Company, who shall provide suitable copies to the Administrator and who shall, within five business days, provide the Administrator with access to the original to the extent the Administrator reasonably requires such access. With respect to ongoing information to be supplied by the Company (e.g., agent licensing), the Administrator may rely upon the most recent information that is in its possession. The Administrator will maintain all records in accordance with New York Regulation 152.

4.06 Communication of the Parties' Relationship to Policyholders, Agents and Regulators. The parties shall cooperate to see to it that sufficiently in advance of the transfer of Policy Services, policyholders and agents are notified of the upcoming transfer. In conjunction with the transfer, the Administrator shall take all reasonable measures necessary to ensure that policyholders and agents have the correct address and toll-free telephone number to be used by the Administrator in servicing the Policies. To the extent that it is or should be reasonably anticipated that information will be requested by regulators with respect to the Policies, the Administrator shall in conjunction with the transfer see to it that the regulators are provided with this new address and/or telephone number. The Administrator shall state in all correspondence with the Company's policyholders and claimants that it is acting as Administrator for the Company with respect to the Policies and shall include in such correspondence and related forms a statement reasonably designed to indicate clearly that the coverage is provided under a Company policy. Any letter sent to any Company policyholder or claimant shall contain the name, address and telephone number of the Company and, if the number of the Company policy is contained therein, will state the name of the Company next to the Company policy number. If the Administrator's address is included in any form (other than claim forms for Company claims) indicating where the completed form should be sent, it will indicate that the completed form is to be sent to the Company in care of the Administrator or to the Administrator as Administrator for the Company. If any correspondence or related forms state that the Administrator can be called for further information, the Administrator's telephone number can be given; provided, however, that the Administrator shall answer either in the name of the Company or in its name as Administrator for the Company.

4.07 Bonds. In those states where by statute or regulation a bond is required, the Administrator shall provide a bond in an amount at least sufficient to satisfy applicable legal requirements.

4.08 Policy Reserves and Liabilities. The reports of claim experience and the financial and reserve information provided by the Administrator to the Company in connection with the Policies, to the best of the Administrator's knowledge, information, and belief, will fairly present the Policy claims experience, liabilities, reserves, and other material information. Statutory reserves, as recommended by the Administrator, will comply with applicable state requirements on and after the effective date.

4.09 Compensation. The Company shall have no obligation to compensate the Administrator for the services provided herein. If, while this Agreement is in effect, there are any time periods during which the Administrator is not providing the Policy Services, the Company shall be entitled to retain an amount equal to 15% of the premiums due on the Policies for said time periods, to compensate the Company for the cost of providing these services.



                                   ARTICLE 5

                 SAFEGUARDING THE COMPANY DATA AND AUDIT RIGHTS

5.01 Safeguarding the Company Data. In order to properly safeguard the Company data in its possession, the Administrator will establish and maintain full and complete safeguards no less rigorous than those utilized by the Administrator to protect its own confidential data against destruction, loss, alteration or unauthorized access.

5.02 Audit Rights. The Administrator shall provide reasonable access during normal business hours to any location from which the Administrator conducts its business and provides services to the Company pursuant to this Agreement to auditors and inspectors designated in writing by the Company at any time for the purposes of performing audits or inspections for the Company. The Company shall give reasonable advance notice of an audit and include in that notice the issues which it will audit. The Company and the Administrator will jointly determine the appropriate site(s) at which to perform the audit. The Administrator shall provide the auditors and inspectors any assistance they may reasonably require. The Administrator shall also provide such reasonable access in response to a legally valid request from any governmental agency having jurisdiction over the Company; the Administrator shall promptly notify the Company of any such request.

       If the Company determines, following an audit, that errors have been made in the Administrator's records, the Administrator will make prompt correction and forward evidence of such corrections to the Company. The Administrator will use its best efforts to make all such corrections within thirty business days.


                                   ARTICLE 6

                           INDEMNITIES AND LIABILITY

6.01 Indemnification. The Company and the Administrator shall each indemnify and hold harmless the other (including the other's affiliates, subsidiaries, employees, agents, and directors) against any and all liability, loss, damage, fines, penalties, assessments, taxes and costs (including reasonable legal expenses) arising out of or attributable to its negligence or wrongful conduct (or that of its employees, agents, and directors) in performing or satisfying its obligations under this Agreement.

6.02 Processing Liability. The Administrator shall be fully liable for all processing errors or omissions, unless they arise out of, or are attributable to:

            (a) actions of the Company, its employees, agents or representatives;

            (b) the reasonable reliance by the Administrator, its employees, agents, or representatives on information, records or documents furnished to it by or on behalf of the Company; or

            (c) the reasonable reliance on, or the carrying out by the Administrator, its employees, agents, or representatives of any written instructions or written requests of authorized personnel of the Company.



                                   ARTICLE 7

                                  TERMINATION

7.01 Termination for Material Breach. This Agreement may be terminated immediately by either the Company or the Administrator in the event the other is in material breach of the terms or conditions of this Agreement, provided the terminating party has notified the breaching party of the breach and the breaching party has not initiated the cure of such breach within thirty days of such notice.

7.02 Termination of Reinsurance Agreements. Unless the parties mutually agree otherwise in writing, this Agreement will automatically terminate upon termination of the Reinsurance Agreements (or the recapture of the Policies by the Company).

7.03 Termination of Policies. If not terminated earlier in accordance with the foregoing provisions, this Agreement shall terminate following the completion of all residual responsibilities of both parties after the latter of the date the last of the Policies terminates or the date that all claim liabilities thereunder have been discharged.

7.04 Post-Termination Transition. In the event this Agreement terminates but any Policies remain in effect (not including any Policies assumed by the Administrator pursuant to an assumption reinsurance agreement), the Company and the Administrator will cooperate in effecting a smooth transition of the Policy Services back to the Company and of minimizing any disruption or inconvenience to the Company and its policyholders and agents. Except for a termination that occurs pursuant to Article 7.01 due to the Company's material breach of this Agreement, the Company may at its option require the Administrator to continue to provide Policy Services for up to six months following the termination.


                                   ARTICLE 8

                             FINANCIAL INFORMATION

8.01 Fiduciary Capacity. All premiums collected on behalf of the Company shall be held in a fiduciary capacity and be promptly deposited in a separate bank account for premium receipts and the payment of claims and expenses in connection with the Policies.

8.02   Accounting Feeds. The quarterly cash accounting feeds described in
       Schedule 2.01(A) shall be provided by the Administrator to the Company within three business days following the end of the quarter.

8.03 Annual Statement Information. The Annual Statement schedules and entries described in Schedule 2.01(A) (except for the NAIC and New York Accident & Health Policy Experience Exhibits) shall be provided by the Administrator to the Company within fourteen business days following year end. The NAIC and New York Accident and

       Health Policy Experience Exhibits shall be provided by the Administrator to the Company within twenty business days following year end.

8.04   Actuarial Accruals. The report of actuarial accruals described in
       Schedule 2.01(A) shall be provided by the Administrator to the Company within five business days following the end of the quarter.

8.05 Accounting and Settlements. Net amounts due the Company or the Administrator in accordance with this Agreement for any month shall be promptly settled no later than ten days after the last day of each month.

8.06 Transition Period Reporting. The information provided by the Administrator pursuant to Articles 8.02 through 8.04 above shall include only activity and balances subsequent to the commencement of the Operational Phase of this Agreement. Information relating to activity prior to that time shall be the responsibility of the Company.


                                   ARTICLE 9

                                    RECORDS

9.01 Maintenance of Records. The Administrator's records relating to the services provided under this Agreement will be maintained by the Administrator for the duration of this Agreement plus seven years thereafter, or longer if required by statute or regulations. The Administrator shall provide the Company with reasonable advance notice before destroying or disposing of any such records.

       The Administrator shall maintain, in accordance with prudent standards of record keeping and with all applicable laws and regulations, complete and accurate records, including all documents, pertaining to the services and functions the Administrator has agreed to provide hereunder for the Policies.

9.02   Records Management. The Administrator shall:

            (a) maintain all paper-based files and records provided to the Administrator on behalf of the Company, including, but not limited to, applications, transaction documents and authorizations, correspondence, beneficiary designations and all other relevant servicing documents.

            (b) maintain electronic media information with respect to the Policies, including options, status and payments.

            (c) maintain all such records and files as the property of the Company and, to the extent required by Article 7.04, promptly return such property to the Company upon termination of this Agreement.

9.03 Records Access. Each party shall take all reasonable actions necessary to ensure that at all times the Company has timely access to all records relating to the Policies.

                                   ARTICLE 10

                       CONFIDENTIALITY AND NONCOMPETITION

10.01 Confidentiality. Except as otherwise provided in this Agreement, all information communicated by the Company to the Administrator and by the Administrator to the Company shall be and is received in confidence and shall be used only for purposes of this Agreement. No such information shall be disclosed by the Administrator, by the Company, or by their respective agents or employees without the prior written consent of the other party, except as may be necessary by reason of legal, accounting, reinsurance reporting, or regulatory requirements. Without limiting the foregoing, the Administrator agrees that it shall not use customer information received from the Company to solicit new business, and shall not disclose any Company customer lists to its field force.

10.02 Information. The information referred to in Article 10.01 shall include, but not be limited to, marketing information and materials, administrative procedures, sales data, customer lists, financial plans, investment strategies, policyholder data, and data regarding agents, agencies and distribution systems.

10.03 Exception. Articles 10.01 and 10.02 shall not apply to information publicly available or generally known within the life insurance industry, nor to information obtained from other sources not under a duty of confidentiality to the Company or the Administrator with respect to such information.

10.04 Non-Solicitation. During the term of this Agreement and for a period of twenty-four months thereafter, the Administrator shall not without the written consent of the Company, directly or indirectly or through any third party, use any information obtained pursuant to this Agreement to recruit or hire any agents or employees of the Company (provided that the foregoing will not prevent the Administrator, with the Company's permission, from licensing any of the Company's agents so as to allow them to continue servicing the Policies after said Policies have become subject to an assumption reinsurance agreement between the Company and the Administrator.) The foregoing shall not prevent the Administrator from hiring any employees of the Company who, without being solicited or recruited, approach the Administrator about an employment opportunity.


                                  ARTICLE 11

                                 MISCELLANEOUS

11.01 Binding Nature and Assignment. This Agreement shall be binding on the parties and their respective successors and assigns. Neither the Company nor the Administrator may subcontract or assign this Agreement without the prior written consent of the other.

11.02 Notices. Any notice or other instrument authorized or required by this Agreement shall be deemed given upon receipt and shall be effective only if it is in writing and delivered personally, by facsimile transmission with telephone confirmation, by registered or certified return receipt mail, postage prepaid, or by nationally recognized overnight courier service addressed as set forth below or to such other person or address as the Company or the Administrator may from time to time designate by notice to the other.

            In the case of the Administrator:

            The Metropolitan
            One Madison Avenue
            New York, NY 10010
            Attention: Jon M. Piano
                       Vice President

       Copy to: J. Gilbert Stallings, Esq.
                Assistant General Counsel


            In the case of the Company:

            Allmerica Financial
            440 Lincoln Street
            Worcester, Massachusetts 01653
            Attention: Edward J. Parry, III
                       Vice President and Treasurer

       Copy to: Mark H. Stepakoff, Esq.
                Assistant Vice President & Counsel


11.03 Amendment. This Agreement may be amended or modified only by a written agreement executed by the parties, as evidenced in writings signed by authorized officers of the Administrator and the Company.

11.04 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

11.05 Certain Construction Rules. All Schedules attached hereto and referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth herein. Any matter disclosed on any Schedule referred to herein shall be deemed also to have been disclosed on any other applicable Schedule referred to herein. All Article titles or captions contained in this Agreement or in any Schedule are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. The recitals set forth on the first page of this Agreement are incorporated into and made a part of this Agreement. Unless the context clearly indicates, words used in the singular include the plural, and words in the plural include the singular.

11.06 Changes in Control Structure. The Administrator will inform the Company in writing, with six months advance notice if feasible, in the event of any changes in ownership, management or control of the Administrator's operation, organization or corporate structure affecting Policy administration.

11.07 Approvals and Similar Actions. Where agreement, approval, acceptance, consent or similar action is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

11.08 Force Majeure. Each party shall be excused from performance for any period and to the extent that the party is prevented from performing any services, in whole or in part, as a result of delays caused by a war, civil disturbance, court order, labor dispute, or other cause beyond that party's reasonable control, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment and such nonperformance shall not be a default or a ground for termination. Notwithstanding the above, the Administrator agrees that it will establish and maintain reasonable recovery steps as specified in
       Schedule 3.01, including technical disaster recovery facilities, uninterruptable power supplies for computer equipment and communications and that as a result thereof the Administrator will use its best efforts to ensure that the Computer System and its facilities shall be operational within thirty hours of a performance failure.

11.09 Severability. In the event that any provision or term of this Agreement shall be held by any court to be invalid, illegal, or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties, and the parties will attempt in good faith to renegotiate the Agreement to carry out its original intent.

11.10 Construction and Representation by Counsel. The parties hereto represent that in the negotiation and drafting of this Agreement they have been represented by and relied upon the advice of counsel of their choice. The parties affirm that their counsel have had a substantial role in the drafting and negotiation of this Agreement and, therefore, the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Schedule attached hereto.

11.11 Media Releases. The Company and the Administrator shall consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby, and no such press release or other public disclosure shall be made without the consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that either the Administrator or the Company may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

11.12 Waiver. Unless this Agreement provides expressly to the contrary, no delay or omission by a party to exercise any right or power shall impair such right or power or be construed as a waiver. A waiver by a party of any of the covenants to be performed by the other or any breach shall not be construed to be a waiver of any succeeding breach or of any other covenant.

11.13 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, the parties recognize that their rights and obligations with respect to the reinsurance of the Policies are to be governed by the Reinsurance Agreements, and nothing in this provision is intended to affect the validity or enforceability of the Reinsurance Agreements nor of any Confidentiality Agreement between the parties with respect to the Policies including, without limitation, the Confidentiality Agreement dated November 25, 1996.

11.14 Taxes. Any taxes or similar assessments charged against the Administrator or charged in connection with the services provided under this Agreement shall be the responsibility of the Administrator, whether such tax or assessment is imposed by the federal government, a state, a municipality or an administrative organization thereof.

11.15 Arbitration. All disputes and differences between the Administrator and the Company will be decided by arbitration, regardless of the insolvency of the other party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from an arbitration proceeding by applicable state law. The Administrator or the Company may initiate arbitration by providing written notification to the other party. Such written notice shall set forth: (1) a brief statement of the issue(s); (2) the failure of the parties to reach agreement; and (3) the date of the demand for arbitration.

       The arbitration panel shall consist of three arbitrators. The arbitrators must be impartial and must be or must have been officers of life insurance companies other than the parties or their affiliates. The Administrator and the Company shall each select an arbitrator within thirty days from the date of the demand. If either party shall refuse or fail to appoint an arbitrator within the time allowed, the party that has appointed an arbitrator may notify the other party that, if it has not appointed its arbitrator within the following ten days, the arbitrator will appoint an arbitrator on its behalf. The two arbitrators shall select the third arbitrator within thirty days of the selection of the second arbitrator. If the two arbitrators fail to agree on the selection of the third arbitrator within the time allowed, the Administrator or the Company may ask ARIAS.US to appoint the third arbitrator. However, if ARIAS.US is unable to appoint an arbitrator who is impartial and who is or was an officer of a life insurance company other than the parties or their affiliates, then each of the other two arbitrators shall submit to the other a list of three candidates, after which each arbitrator shall select one name from the list submitted by the other and the third arbitrator shall be selected from the two names chosen by drawing lots.

       The arbitration panel shall interpret this Agreement as an honorable engagement rather than as merely a legal obligation and shall consider practical business and equitable principles as well as industry custom and practice regarding the applicable insurance and reinsurance business. The arbitration panel is released from judicial formalities and shall not be bound by strict rules of procedure and evidence. The arbitration panel shall determine all arbitration schedules and procedural rules. Organizational and other meetings shall be held in New York, NY, unless the arbitration panel shall select another location. The arbitration panel shall decide all matters by majority vote. The decisions of the arbitration panel shall be final and binding on the parties. The arbitration panel may, at its discretion, award costs and expenses as they deem appropriate, including but not limited to attorneys fees and interest. Judgment may be entered upon the final decision of the arbitration panel in any court of competent jurisdiction. The arbitration panel may not award any exemplary or punitive damages. The Administrator and the Company will bear the expenses of the arbitration equally unless the arbitration panel shall decide otherwise.

11.16 Legal Proceedings and Regulatory Complaints. The Administrator shall at its expense defend or handle any legal or regulatory matter involving any Policy or Policies (other than a Policy excluded under the Reinsurance Agreement) in the name and on behalf of the Company, unless the Company chooses to assume the direct handling of such matter at its own expense, in which case the Administrator shall be relieved of further liability. The Administrator and the Company will each notify the other of the commencement of a legal proceeding or regulatory complaint involving a Policy or Policies within two business days from the date the party learns of its commencement. The parties will cooperate to make certain that any such legal or regulatory complaint is responded to within all required time periods. The Administrator shall be responsible for drafting the response to any regulatory complaint involving a Policy or Policies, subject to the approval of the Company, which shall not be unreasonably withheld. If the Company does not respond to a request by the Administrator for approval of a proposed response to a regulatory complaint within two business days of the Company's receipt of the proposed response, the Company shall be deemed to have approved the proposed response.

11.17 Agent Conduct. The Company shall use its best efforts to prevent any of its agents from taking any action detrimental to the proper administration of the Policies. The Company and the Administrator shall cooperate in the investigation of any matter involving suspected misconduct of any Company agent with respect to a Policy. However, all responsibility for disciplinary action with respect to the misconduct of any of the Company's agents shall rest with the Company and not the Administrator.

11.18 Trademarks and Tradenames. Except as expressly provided under this Agreement, the Administrator will not use the Company's name, trademarks, logo, or the name of any affiliate of the Company in any way or manner not specifically authorized in writing by the Company, and the Company will not use the Administrator's name, trademarks, logo or the name of any affiliate of the Administrator in any way or manner not specifically authorized in writing by the Administrator.

11.19 Choice of Law. While the parties anticipate that any disputes under this Agreement will be resolved via arbitration pursuant to Section 11.15, to the extent a question should arise as to the laws of which state govern this Agreement, said state shall be the State of New York without regard to New York choice of law rules.

11.20 Misunderstandings and Oversights. If the Company should inadvertently fail to include in Schedule 1.01 a policy that otherwise would have been included as a Policy in accordance with this Agreement or if either the Company or the Administrator should fail to pay amounts due or to perform any other act required by the Agreement as a result of misunderstanding or oversight, the Company and the Administrator shall adjust the situation to what it would have been had the inadvertent failure, misunderstanding or oversight not occurred, provided that the inadvertent, failure, misunderstanding or oversight is rectified promptly upon discovery.

11.21 Authority. Each party represents that it has full power and authority to enter into and perform this Agreement and that the person signing this Agreement on its behalf has been properly authorized and empowered to do so. Each party further acknowledges that it has read this Agreement, understands it, and agrees to be bound by it. The Administrator also shall obtain and maintain all licenses, permits, authorizations and approvals that are necessary for the Administrator to perform its duties under this Agreement.

11.22 Survival. All provisions of this Agreement shall, to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties' rights thereunder, survive its termination.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of September 29, 1997.





ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY


By:
      -----------------------------------
Name:
      -----------------------------------
Title:
      -----------------------------------


FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY


By:
      -----------------------------------
Name:
      -----------------------------------
Title:
      -----------------------------------


METROPOLITAN LIFE INSURANCE COMPANY


By:
      -----------------------------------
Name:
      -----------------------------------
Title:
      -----------------------------------